CONTACT:       D.N. (Skip) Vermilya
                    Hayes Wheels International, Inc.
                    (313) 942-8135

     HAYES WHEELS, MOTOR WHEEL COMPLETE MERGER VALUED AT $1.1 BILLION

     ROMULUS, MI, JULY 2, 1996

     Hayes Wheels International, Inc. (NASDAQ: HAYS) announced today that it has completed its previously announced merger with MWC Holdings, Inc., the parent of Motor Wheel Corporation. As a result of the merger, Okemos, MI based Motor Wheel has become a wholly-owned subsidiary of Hayes Wheels.

     "This is a special day for all of our stockholders and employees," stated Ron Cucuz, chairman and chief executive officer of Hayes Wheels. "We are now a $1 billion company with market leadership in each market we serve. We have a strong book of business ahead of us and expect significant growth. All of this combined with the expected synergies we gain by combining these two companies is projected to result in continued strong growth. We look forward to expanding our position as a leading, global supplier of wheel and brake products, and we appreciate the patience and support everyone has displayed throughout this process."

     The $1 billion transaction was financed in part through senior secured credit facilities totalling $645 million lead by Canadian Imperial Bank of Commerce and Merrill Lynch Capital Corporation. Approximately $425 million was drawn at closing. In addition, Hayes Wheels issued $250 million of 11% senior subordinated notes due 2006 through CIBC Wood Gundy Securities Corp., Merrill Lynch & Co. and Salomon Brothers Inc.

     In connection with the transaction, an investor group led by New York based investment firm Joseph Littlejohn & Levy contributed $200 million of new common equity into Hayes Wheels. After the transaction, JLL will be the largest shareholder in Hayes Wheels with a 43% equity stake in the Company.

     Hayes Wheels International is a world leader in the design, engi-neering and manufacture of steel and aluminum wheels and brake drums and rotors for the automotive and commercial highway markets in North America, Europe and Asia.